CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated May 22, 2008, accompanying the financial statements of Strategic Closed-End Trust, Series 7 (Senior Loan and Limited Duration Portfolio) (included in Van Kampen Unit Trusts, Series 557) as of January 31, 2008, and for the period from February 21, 2006 (date of deposit) through January 31, 2007 and for the year ended and the financial highlights for the period from February 21, 2006 (date of deposit) through January 31, 2007 and for the year ended January 31, 2008, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-130730) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                  GRANT THORNTON LLP

New York, New York
May 22, 2008